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                                                         MARKEL CORPORATION                                             Exhibit 12
                                                 Ratio of Earnings to Fixed Charges
                                                       (Dollars in Thousands)


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
                                               Three Months                                   Year Ended
                                                  Ended                                       December 31,
                                            --------------------------------------------------------------------------------------
                                              March 31, 1997        1996          1995           1994          1993          1992
                                            --------------------------------------------------------------------------------------
Earnings:
Earnings from continuing operations
     before income taxes                           11,878          37,000        47,927         25,731        32,156        39,621
Fixed charges                                       5,102           8,286         8,653          7,777         7,740         7,533
                                            --------------------------------------------------------------------------------------
     Earnings from continuing
        operations, as adjusted                    16,980          45,286        56,580         33,508        39,896        47,154
                                            ======================================================================================

Fixed Charges:
Interest Expense                                    5,034           8,016         8,460          7,675         5,638         5,291
Portion of rental expense
     representative of interest                        68             270           193            102         2,102         2,242
                                            ======================================================================================
     Fixed Charges                                  5,102           8,286         8,653          7,777         7,740         7,533
                                            ======================================================================================

Ratio of Earnings to Fixed Charges                    3.3             5.5           6.5            4.3           5.2           6.3
Ratio of Earnings to Fixed Charges,
     excluding Net Realized Gains or
     Losses from Sales of Investments
     and Gains from Sales of
     Brokerage Programs                               3.4             4.9           5.2            3.8           3.1           2.2


Note:
o The Company's consolidated insurance company subsidiaries are subject to certain regulatory restrictions on the payment of dividends or advances to the Company.
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